EXHIBIT 10.2

June 29, 1995

Mr. James L. Paterek                  Mr. Christopher P. Franco
86 South Drive                        37 Lockwood Lane
Plandome, NY 11030                    Riverside, Ct 06878

Mr. Michael Ferrentino
956 Cedar Swamp Road
Glen Head, NY 11545

Gentlemen:

This  letter  will  confirm  our  offer  of  employment  to  each  of  you  (the
"Managers"), and any other individuals you wish to hire, in the form of direct employment or through a consulting arrangement, at your option, to become the senior management team of The Lori Corporation ("Lori"). As you know, Lori is currently a designer and distributor of fashion costume jewelry (the "Jewelry Business"). If you accept our offer of employment, you and your team will devote your full time to the business of Lori and will enter into and develop the business of telecommunications and computer staffing (the "Staffing Business"). The Jewelry Business of Lori will be reorganized under a new wholly-owned subsidiary of Lori, which subsidiary will be managed by the existing management group of Lori. Thereafter, the Staffing Business will constitute the operation of Lori and Lori will divest itself of the subsidiary containing the Jewelry Business. Subject to post transaction Lori board approval, you will have full business autonomy and discretion to develop such business through both internal growth and by acquisition, and will have available requisite resources to accomplish such growth more fully described in Attachment A hereto.

This offer of employment shall remain open until July 15, 1995, and shall be further subject to those terms and conditions set forth in Attachment A hereto, which is a part of this letter. If you agree to the terms and conditions set forth herein and in Attachment A hereto, please so indicate by executing this letter in the spaces provided below. Following acceptance of this letter, the parties will conclude a formal agreement more fully covering the matters agreed to herein. Notwithstanding the contemplated formal agreement, it is the intention of the parties that this letter

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Paterek/Ferrentino
Page Two
June 29, 1995



agreement be binding on them. Lori acknowledges that the Managers will be taking certain actions affecting their current employment in reliance of this letter agreement. We look forward to a fruitful relationship.

Sincerely,

THE LORI CORPORATION



Peter R. Harvey
Director



ARTRA Guarantee

Lori is a subsidiary of ARTRA GROUP Incorporated ("ARTRA"). The agreements and indemnities representations of Lori hereunder are acknowledged, confirmed and guaranteed in full by ARTRA. ARTRA agrees that it shall cause Lori to fully perform its covenants and agreements made herein, and will undertake any and all actions necessary to cause Lori to perform such agreements or to make the representations of Lori herein accurate and correct in all respects, including but not limited to the advancement of funding to satisfy the liabilities of Lori or adequately capitalize Lori in accordance with provisions hereof. ARTRA further agrees to vote all its shares to achieve the objectives and obligations contained herein including the election of the Managers' new Lori board of directors.

All parties to this agreement agree that upon the latter of: (a) ARTRA GROUP's divestiture of its Lori stock ownership; or (b) the divestiture by Lori of the Jewelry Business, ARTRA GROUP's obligations under this agreement will terminate.

ARTRA GROUP INCORPORATED



By:  ________________________________                ____________________
     Peter R. Harvey                                  Date

Its: ________________________________


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Paterek/Ferrentino
Page Three
June 29, 1995








MANAGERS:

Accepted and Agreed:




---------------------------------           -----------------------
James L. Paterek                            Date




---------------------------------           -----------------------
Michael Ferentino                            Date




--------------------------------            -----------------------
Chris P. Franco                                                        Date

                                  ATTACHMENT A

1. Upon the commencement of the employment of Managers, which shall occur upon a date designated by Managers following acceptance of this offer, Lori shall have available for use exclusively in developing the Staff Business not less than $500,000 (the "Cash Capital"). Within 90 days thereafter Lori shall have an additional $500,000 cash available to the Staffing Business. Lori warrants and represents that prior to the Managers' employment, Lori will be free and clear of any liabilities except as expressly disclosed in writing to the Managers and attached hereto. The obligations of the Jewelry Business will in no way impede the profitability or financial condition of the Staffing Business.

2. Lori's capital structure shall be restructured so that in addition to shares of common equity currently authorized and outstanding: (a) the Managers shall be issued a number of common shares equal to twenty five percent (25%) of the total outstanding shares of Lori, on a fully-diluted basis; (b) a number of additional shares of common equity shall be authorized sufficient to fund, in part, the acquisition and growth plans of Lori under the Managers; and (c) a number of shares of common equity equal to not less than ten percent (10%) of all outstanding common equity on a fully-diluted basis, shall be reserved for issuance to management and employees of Lori, over a period of time, in the form of stock options. In addition, in the event Managers are successful in acquiring substantially all of the business of YIELD Global (as defined below), Managers shall receive (i) a number of common shares equal to an additional ten percent (10%) of outstanding Lori stock, on a fully-diluted basis, if the purchase price for such acquisition is $4 million or less net (exclusive of cash, cash equivalent and receivables), or (ii) a number of common shares equal to an additional five percent (5%) of outstanding Lori stock on a fully diluted basis, if the purchase price is greater than $4 million net (exclusive of cash, cash equivalent and receivables) but $5 million or less.

3. Lori's board of directors shall be set at five (5) directors, four (4) of whom shall be selected by the Managers. Upon acceptance by the Managers of this offer, Lori agrees to nominate the four (4) directors of the Managers' choice for the election to Lori's board.

4. Prior to the commencement of the employment of the Managers, Lori shall enter into employment agreements with each of the Managers for a term of two (2) years, on terms consistent with the employment agreements such individuals currently have with their employer, including but not limited to: (a) all indemnification benefits the Managers are entitled to receive under such prior employment agreements; and (b) indemnification in full for any and all actions brought against the Managers in whole or in part on account of their departure from their previous employment and commencement of employment with Lori. Lori's new board of directors shall have the authority to set reasonable compensation and terms of employment for Lori's employees and management.

5. Lori shall obtain quotes on D & O insurance coverage for its directors and corporate officers and retention of coverage will be left to the decision of the newly constituted board of directors.

6. Following the execution of this letter Lori shall offer the Jewelry Business for sale. Upon the sale of the Jewelry Business, all proceeds received therefrom shall be reinvested, under the Managers' direction, in the business of Lori. In the event that less than $2 million cash is received from such sale, ARTRA shall contribute an amount equal to such deficiency as additional capital to Lori, which contribution shall not dilute the Managers' equity ownership position in Lori (the "Managers' Equity"). Further, if such sale is not concluded on or before December 31, 1995, ARTRA shall lend to Lori, $2 million cash to be utilized as working capital of Lori. Such loan shall be repaid from the proceeds of the sale of the Jewelry Business. Any portion of such loan unpaid on account of a deficiency in the sale price received for the Jewelry Business shall be forgiven by ARTRA and treated as a contribution to capital of Lori, which contribution shall not dilute the Managers' Equity in Lori. Inclusive of the Cash Capital and the proceeds from the sale of the Jewelry Business (together the "Initial Capital"), Lori shall have not less than the equivalent of $5 million, raised either through the contribution to capital by ARTRA, issuance or sale of Lori securities, senior debt financing, or the sale of the Jewelry Business assets, for the purpose of pursuing acquisitions and growth of the Staffing Business. The portion of such cash not comprised of the Initial Capital (the "Additional Capital") obtained through private or public offerings of debt or equity, or through some other financing, (provided such funding is available upon terms reasonably acceptable to Managers) shall not dilute the Managers' Equity. In the event that Lori is unable to obtain the Additional Capital on terms reasonably acceptable to the Managers on or before December 31, 1995, ARTRA shall lend to Lori, the deficiency of Additional Capital raised by Lori, which loan shall be repaid at such time as such Additional Capital is obtained.

7. Lori acknowledges that if the Managers accept its offer of employment they will direct an offer by Lori to acquire the business of Spectrum Global Services Inc. (d/b/a "YIELD Global"). Notwithstanding anything contained herein to the contrary, in the event Lori is unable to conclude the financing arrangements described herein prior to such acquisition, ARTRA shall provide to Lori bridge financing sufficient to: (a) provide a deposit, in an amount to be determined in Managers' discretion for such acquisition; and (b) conclude such transaction as soon as possible, all of which shall be repaid from the Initial Capital or Additional Capital otherwise obtained in accordance with the provisions hereof. Lori acknowledges and agrees that the Managers shall pursue developing the Staffing Business if Lori fails to acquire YIELD Global and that the obligations of Lori hereunder are not dependent on the acquisition of YIELD Global.

8. ARTRA agrees that upon commencement of employment of the Managers, ARTRA will vote its Lori shares in favor of the Managers' nominees for the board. In addition, such agreement shall provide: (a) Managers with the proxy of ARTRA with respect to the election of directors, which shall be irrevocable except in the case where ARTRA shall have conclusively demonstrated that any such Manager has (i) exhibited gross or reckless disregard of Lori's business, or (ii) engaged in intentional wrongful conduct with regard to Lori's business, including but not limited to embezzlement or intentional wrong doing which shall have caused material damage to Lori's assets; and (b) reciprocal buy-out provisions to be agreed upon. The agreement for proxy shall terminate at such time as the Lori shares held by ARTRA are "spun off" or otherwise disposed of to ARTRA shareholders, provided that no single ARTRA shareholder or any other group of related shareholders holds directly, indirectly or beneficially more than fifteen percent (15%) of Lori's outstanding capital stock following such spin off.

9. Lori agrees to advance to, pay and/or reimburse Managers for all reasonable legal and accounting fees and expenses incurred in connection with the Managers' consideration and negotiation of employment arrangements with Lori.

10. Lori's and/or ARTRA's capital obligations per the terms of this agreement shall not exceed $5 million total for the purpose of acquiring YIELD Global or establishing a start up business previously referred to as the Staffing Business.